EXHIBIT 7

The transactions pursuant to the business integration are made for the securities of Japanese companies. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.

NOTICE OF CONVOCATION FOR

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

☐	Date and Time:
Tuesday, December 26, 2017 at 10:00 a.m. (Japan time)

☐	Place:
Meeting Room on the 9th floor of the Head Office of The Minato Bank, Ltd. located at 2-1-1, Sannomiya-cho, Chuo-ku, Kobe-shi, Hyogo, Japan

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Table of Contents

●	Notice of Convocation for Extraordinary General Meeting of Shareholders •••	1

●	Reference Documents for Extraordinary General Meeting of Shareholders

Proposal 1:	Approval for Share Exchange Agreement with Kansai Mirai Financial Group, Inc.	5
Proposal 2:	Partial Amendment to the Articles of Incorporation	42

Please note that souvenirs for shareholders attending the Meeting will not be offered. Thank you for your understanding.

The Minato Bank, Ltd.

(Securities Code: 8543)

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(Securities Code: 8543)

December 4, 2017

To: Shareholders with Voting Rights

The Minato Bank, Ltd.
2-1-1, Sannomiya-cho
Chuo-ku, Kobe, Japan
Hiroaki Hattori, President

NOTICE OF CONVOCATION FOR

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

You are cordially invited to attend the extraordinary general meeting of shareholders of the Minato Bank, Ltd. (the “Bank”). The meeting will be held as described below.

If you are unable to attend the meeting, you can exercise your voting rights in writing or via the Internet. Please review the Reference Documents for Extraordinary General Meeting of Shareholders (described hereinafter) and exercise your voting rights by no later than Monday, December 25, 2017 at 5:00 p.m. (Japan time).

1.	Date and Time:	Tuesday, December 26, 2017 at 10:00 a.m. (Japan time)
2.	Place:	Meeting Room of the 9th floor of the Head Office of the Bank located at 2-1-1, Sannomiya-cho, Chuo-ku, Kobe-shi, Hyogo, Japan
3.	Meeting Agenda:
Proposals to be resolved:
	Proposal 1:	Approval for Share Exchange Agreement with Kansai Mirai Financial Group, Inc.
	Proposal 2:	Partial Amendment to the Articles of Incorporation

4.	Guidance on Exercise of Voting Rights:
	(1)	Exercise of Voting Rights in Writing (Mail)

Please indicate your vote “for” or “against” the proposals on the enclosed Voting Rights Exercise Form, and return the completed Form to the Bank to arrive by no later than Monday, December 25, 2017 at 5:00 p.m. (Japan time).

	(2)	Exercise of Voting Rights via the Internet
Please see the “Procedures for Exercise of Voting Rights via the Internet” (p. 4) below, and exercise your voting rights via the Internet by no later than Monday, December 25, 2017 at 5:00 p.m. (Japan time).

End

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When attending the meeting, please submit the enclosed Voting Rights Exercise Form to the reception desk at the venue.

Additionally, to conserve resources, please bring this Convocation Notice with you.

◎

In the case that any modifications are made to the Reference Documents for Extraordinary General Meeting of Shareholders, such modifications will be posted on the Bank’s website (http://www.minatobk.co.jp).

Guidance on Exercise of Voting Rights

There are three (3) methods to exercise your voting rights as described below:

■ Exercise of Voting Rights by Attending the Meeting in Person

Please submit the enclosed Voting Rights Exercise Form to the reception desk at the venue on the day of the meeting.
	Date and time of the Meeting	Tuesday, December 26, 2017 at 10:00 a.m. (Japan time)

■ Exercise of Voting Rights in Writing (Mail)
Please indicate your vote “for” or “against” the proposals on the enclosed Voting Rights Exercise Form, and return the completed Form to the Bank to arrive by no later than the exercise deadline.
	Exercise Deadline	To arrive at the Bank by no later than Monday, December 25, 2017 at 5:00 p.m. (Japan time)

■ Exercise of Voting Rights via the Internet
Please access http://www.web54.net (the voting website) and enter your vote “for” or “against” the proposals by following the guidance on the screen.
	Exercise Deadline	Monday, December 25, 2017 at 5:00 p.m. (Japan time)

Handling of cases where voting rights are exercised more than once

(1)	If a voting right was exercised both by mail and via the Internet, only the vote exercised via the Internet will be treated as valid.

(2)	If a voting right was exercised more than once via the Internet, only the vote exercised last in time will be treated as valid. In addition, if a voting right was exercised both by PC and mobile phone, only the vote exercised last in time will be treated as valid.

Fees arising from accessing the voting website

Any fees arising from accessing the voting website (e.g., Internet connection charges and telephone charges) shall be borne by shareholders. In case of using mobile phones, packet communication fees and other charges related to the use of mobile phones shall also be borne by shareholders.

Procedures for Exercise of Voting Rights via the Internet

When exercising your voting rights via the Internet, please do so after confirming the matters specified below.

Please note that if you attend the meeting in person, it is not necessary to take the procedures for exercise of voting rights by mail or via the Internet.

Method of exercise of voting rights via the Internet

(1)  The exercise of voting rights via the Internet is only possible by accessing the following voting website designated by the Bank. The website is also accessible via the Internet through mobile phones.

Voting Website URL	http://www.web54.net

*The voting website may also be accessed by scanning the “QR Code®” to the right by using a mobile phone equipped with a barcode reader. For details on how to use this function, please refer to the user’s manual for your mobile phone.

(QR Code® is a registered trademark of DENSO WAVE INCORPORATED)

(2) When exercising voting rights via the Internet, please use the “voting right exercise code” and “password” specified in the enclosed Voting Rights Exercise Form, and register your vote “for” or “against” the proposals by following the guidance on the screen.

(3)  While the exercise of voting rights via the Internet will be accepted up to Monday, December 25, 2017 at 5:00 p.m., your early exercise is encouraged. If there is anything that is unclear, please use the contact details specified below.

Contact Details
Shareholder register administrator: Stock Transfer Agency Department, Sumitomo Mitsui Trust Bank, Limited
Dedicated Number	0120-652-031 (9:00 a.m.-9:00 p.m.)	Other Inquiries	0120-782-031 (9:00 a.m.-5:00 p.m. on weekdays)

Reference Documents for Extraordinary General Meeting of Shareholders

Proposal 1	Approval for Share Exchange Agreement with Kansai Mirai Financial Group, Inc.

The Bank resolved, at the meeting of its board of directors held on September 26, 2017, to implement a business integration (the “Business Integration”) of the following three (3) banks, the Bank, Kansai Urban Banking Corporation (“Kansai Urban”) and The Kinki Osaka Bank, Ltd. (“Kinki Osaka”) (collectively, the “Integrated Group” or the “Integrating Parties” and individually, an “Integrating Party”), by respectively implementing (i) incorporation of an intermediate holding company, “Kansai Mirai Financial Group, Inc.” (the “Holding Company”) by Resona Holdings, Inc. (“Resona Holdings”), (ii) transfer of all the shares of Kinki Osaka owned by Resona Holdings to the Holding Company, (iii) the respective tender offers subject to the respective shares of common stock of the Bank and Kansai Urban by Resona Holdings, (iv) transfer of shares of Class 1 preferred stock of Kansai Urban owned by Sumitomo Mitsui Banking Corporation (“SMBC”) (the “Preferred Stock”) to Resona Holdings and (v) share exchanges between the Holding Company and both the Bank and Kansai Urban (the “Share Exchange”), subject to obtaining the approval and permission of the relevant authorities, in accordance with the basic agreement executed on March 3, 2017 by and among the six (6) companies, Resona Holdings, Sumitomo Mitsui Financial Group, Inc. (“SMFG”), SMBC, the Bank, Kansai Urban and Kinki Osaka (the six (6) companies, collectively, the “Parties”), and further, on the same day (i.e., September 26, 2017), a business integration agreement (the “Business Integration Agreement”) was executed among the Parties.

In accordance with the Business Integration Agreement, at the meeting of its board of directors held on November 14, 2017, the Bank resolved to effect a share exchange agreement regarding the Share Exchange with the Holding Company, with April 1, 2018 being the effective date thereof, under which the Bank is designated as a wholly owned subsidiary company in share exchange and the Holding Company is designated as a wholly owning parent company in share exchange (the “Share Exchange Agreement”), and also, executed such Share Exchange Agreement.

The Bank hereby requests that the Share Exchange Agreement be approved.

The reason for the Share Exchange, the summary of the content of the Share Exchange, and the like, are as specified below:

I.	Reason for the Share Exchange

A.	Background of the Business Integration

On the basis that the Parties essentially believe that contributing to the further stimulation and vigorous growth of the Kansai economy, while making the best use of the strengths and characteristics of each Integrating Party, is the most important mission for financial institutions whose primary market is the Kansai region and will eventually contribute to the sustainable growth of the Japanese economy, as discussed in the notice “Basic Agreement Concerning a Business Integration between The Minato Bank, Ltd., Kansai Urban Banking Corporation and The Kinki Osaka Bank, Ltd.” announced on March 3, 2017, the Integrating Parties have established an integration preparation committee aimed at creating a “New Retail Financial Services Model that is in Step with the Future of the Kansai Region” based on the relationships with customers and local communities that each Integrating Party has fostered for many years, and proceeded with a discussion and consideration on the corporate philosophy, governance, management policy, business model and integrated form, etc. As a result, the Integrating Parties have determined that the Integrating Parties are able to realize improvement of the corporate value more than when each Integrating Party solely exists as separate entities, by implementing the Business Integration where the Integrated Parties gather together under the Holding Company, and reached a definitive agreement to implement the Business Integration on September 26, 2017.

B.	Business Philosophy of the Integrated Group

The Integrated Group has established the following business philosophy in order to become a leading regional financial group in Japan, which will be the largest in the Kansai region, where employees work with huge satisfaction and pride in the challenges they overcome while deepening relationships with customers and local communities that each Integrating Party has fostered for many years.

Business Philosophy of the Integrated Group

We grow with the customers as the financial group that is in step with the future of the Kansai region.

We create a prosperous future for the local communities.

Striving to create change, we continue to evolve.

C.	Management Strategy of the Integrated Group

1.	New Retail Financial Services Model

The Integrated Group will realize deepening contribution to the Kansai economy by creating “the new retail financial services model that is in step with the future of the Kansai Region”, focusing on the following three (3) pillars under the business philosophy established in B. above.

●	We will contribute to the growth and stimulation of the local communities by further deepening the relationships with the broad range of customers in the local communities through sharing of the strengths that each Integrating Party has fostered and the provision of one-stop and advanced financial services and solutions.

●	We will realize drastic enhancement of operational efficiency and productivity through sharing of know-how for the operational reform and integration of practical tasks and systems, etc., and provide the customers with great convenience.

●	We will realize profitability, efficiency and soundness appropriate for a leading financial volume in Japan, which will be the largest in the Kansai region in order to respond to the expectations of the customers and the local communities.

2.	Basic Policies for Realizing the Business Model

Under the following basic policies, the Integrated Group will realize deepening contribution to the Kansai economy by exercising and sharing the strengths that each Integrating Party has fostered in the past, mutually supplementing and providing new services that are truly useful for the customers.

a.	Further enhancement of the presence in the Kansai region which is the primary market and contribution to the Kansai economy

●	Contribution to the Kansai economy by leveraging extensive presence in the Kansai region and community-based relationships

➢	We will further deepen the business strategies focusing on local small and medium-sized companies and individuals in the Kansai region.

➢	We will provide succession solutions, etc. which are truly useful for the customers by utilizing trust and real estate functions.

➢	We will accelerate efforts for regional revitalization by enhancing programs for supporting business foundation and for supporting manufacturing companies, etc.

●	Further development of top-class retail business among the regional banks and support for asset formation for the customers

➢	We will further strengthen the housing loans which are top-class among the regional banks and support fulfilling lives for the customers.

➢	We will newly develop various instruments, such as fund wrap and individual-type DC, as well as maintaining investment trust balance which is top among the regional banks.

●	Provision of great convenience by utilizing our customer bases and branch networks

➢	We will respond to needs of the customers who open up their business, such as overseas expansion, M&A and business matching.

➢	We will enhance the convenience for the customers through mutual availability of ATMs, including Resona Group, as well as the most extensive branch networks among the regional banks.

b.	Enhancement of operational efficiency and productivity, fully leveraging the merit of the group

●	Integration of the practical tasks and systems into the common platform of Resona Group

➢	We will enhance productivity by operating offices with a small number of employees and expand the focus of time spent on sales by fully leveraging know-how that Resona Group has developed.

➢	We will cope with both realizing cost reduction for the systems within the whole Integrated Group and utilizing advanced technologies through joint operation with Resona Group.

●	Expansion of sales employees aimed at expanding customer contacts

➢	We will implement relocation of sales employees and expand customer contacts in respect of both quality and quantity, such as by streamlining the organization of the head office and optimizing the channels.

II.	Summary of the Content of the Share Exchange

The summary of the content of the Share Exchange is as specified in p. 33 of Attachment (1) - “Share Exchange Agreement (Copy).

III. Matters Concerning the Appropriateness of the Consideration for the Exchange

A. Matters Concerning the Appropriateness of the Total Number of the Shares Provided as Consideration and the Allotment Thereof

(1). Details of allotment of shares upon Share Exchange

a. Details of allotment of shares upon Share Exchange between the Holding Company and the Bank

	Holding Company (wholly-owning parent company in Share Exchange)	The Bank (wholly-owned subsidiary company in Share Exchange)
Share exchange ratio for common stock	1 (Common stock)	2.37 （Common stock）

(Note 1) Share allotment ratio

2.37 shares of common stock of the Holding Company will be allotted and delivered for each share of common stock of the Bank. If, during the period from the execution date of the Business Integration Agreement to April 1, 2018, or a date separately agreed upon by all parties involved (the “Closing Date”), a situation arises that is reasonably determined to pose a risk of having a materially adverse effect on the financial condition, operating results, cash flow, business or rights and obligations of the Holding Company, Kinki Osaka, Kansai Urban or the

Bank, based on which a situation arises or is identified that will have a material adverse effect on the implementation of the Business Integration or the economic conditions for the Business Integration, or may otherwise make the achievement of the objectives of the Business Integration difficult, the share exchange ratio may be changed through consultations by the Parties and the Holding Company.

1.30975768 shares of common stock of the Holding Company will be allotted and delivered for each share of the Preferred Stock.

(Note 2) Treatment of fractions that are less than one share

When the number of shares of common stock of the Holding Company to be delivered upon the Share Exchange includes fractions that are less than one share, such fractions shall be treated pursuant to Article 234 of the Companies Act.

(Note 3) Number of shares to be newly issued and delivered by the Holding Company upon the Share Exchanges (Scheduled)

The Holding Company, upon the Share Exchanges, plans to newly issue, allot and deliver 310,458,808 shares of common stock.

The above number of such new shares that the Holding Company plans to deliver upon the Share Exchanges is calculated as the number of shares of common stock of the Holding Company that is to be newly issued upon the Share Exchanges based on (i) the total number of issued and outstanding shares of common stock of the Bank as of August 4, 2017 (41,095,197 shares) stated in the Bank’s 19th Business Period First Quarterly Report submitted on August 4, 2017 (the “First Quarterly Report”), (ii) the total number of issued and outstanding shares of common stock of Kansai Urban as of July 28, 2017 (73,791,891 shares) stated in Kansai Urban’s 155th Business Period First Quarterly Report submitted on July 28, 2017 (“Kansai Urban’s First Quarterly Report”), and (iii) the total number of issued and outstanding shares of preferred stock of Kansai Urban (73,000,000 shares). However, the Bank and Kansai Urban plan to cancel all of the treasury stock that they each hold (including shares acquired as a result of the purchase of shares in response to the dissenting shareholders’ share purchase demands made in connection with the Share Exchanges pursuant to the provisions of Article 785, Paragraph 1 of the Companies Act) immediately prior to when the Holding Company acquires all of the issued shares of the Bank and Kansai Urban. Therefore, the number of shares of treasury stock (shares of common stock) held by the Bank as of June 30, 2017 (57,282 shares) stated in the “Summary of Financial Statements for the First Quarter of the Fiscal Year Ending March 31, 2018 (Japan GAAP) (Consolidated)” submitted on July 28, 2017 (the “First Quarter Summary of Financial Statements”) and the number of treasury stock (shares of common stock) held by Kansai Urban as of June 30, 2017 (300,241 shares) stated in Kansai Urban’s “Summary of Financial Statements for the First Quarter of the Fiscal Year Ending March 31, 2018 (Japanese GAAP) (Consolidated)” submitted on July 28, 2017 are excluded from the number of shares for which newly issued shares are to be delivered upon the Share Exchanges in the above calculation. The number of newly issued shares to be delivered by the Holding Company upon each Share Exchange may be adjusted if the number of shares of treasury stock held by the Bank as of June 30, 2017 and Kansai Urban as of June 30, 2017 changes until immediately preceding the Share Exchanges for reasons such as the shareholders of the Bank or Kansai Urban exercising their right to demand that their shares be purchased. With respect to treasury stock, although it is stated above that Kansai Urban holds 300,241 shares, there are 100 additional shares under Kansai Urban’s name in the shareholders’ register that it actually does not own.

(Note 4) Treatment of shares constituting less than one unit

Shareholders of the Bank who are allotted shares of common stock of the Holding Company constituting less than one unit (less than 100 shares) upon the Share Exchange (“Shares Less Than One Unit”) may not sell such allotted shares on the TSE or any other financial instruments exchange. Such shareholders may, pursuant to Article 192, Paragraph 1 of the Companies Act, demand that the Holding Company purchase the Shares Less Than One Unit that they hold. Alternatively, such shareholders may, pursuant to Article 194, Paragraph 1 of the Companies Act and the articles of incorporation, demand that the Holding Company to sell to them such a number of shares that would, together with the number of Shares Less Than One Unit that they hold, constitute one unit.

(2). Grounds for the calculation for the Allotment related to the Share Exchanges

a.       Grounds and Reasons for the Allotment

As stated in “1. A. Background of the Business Integration” under “I. Reason for the Share Exchange,” as a result of earnest and repeated discussions and negotiations, the Parties have determined that the Integrating Parties are able to realize improvement of corporate value greater than when each Integrating Party solely exists as a separate entity, by implementing the Business Integration where the Integrating Parties gather together under the Holding Company and therefore reached the conclusion that the Business Integration is the best option.

In order to ensure the fairness and appropriateness of the determination of the share exchange ratio (the “Share Exchange Ratios Pertaining to the Bank’s Common Shares”, and together with Kansai Urban’s share exchange ratios concerning common shares and Preferred Stock, the “Share Exchange Ratio”) stated in “(1) Details of Allotment of Shares Upon Share Exchanges” above, as stated in “b-1 Outline of Calculation” under “b. Matters Concerning Calculation” and “(3) Measures to Ensure Fairness of the Business Integration and to Avoid Conflicts of Interest” below, Resona Holdings selected Merrill Lynch Japan Securities (as defined in b. b-1 below), the Bank selected EYTAS (as defined in b. b-1 below), respectively, as third-party appraisers for calculation of the Aggregated Consideration (as defined in b. b-1 below) or the share exchange ratio, and requested that they analyze and calculate the economic conditions. The Parties carefully and repeatedly discussed and negotiated the share exchange ratio by comprehensively taking into consideration various factors, including the financial conditions, asset conditions and future prospects, etc. of each of the Integrating Parties, and by Resona

Holdings’ examination of the terms and conditions of the sequence of the Business Integrations as a whole, by reference to the results of the analysis and calculation by such third-party appraisers, and reached the conclusion that the Share Exchange Ratios stated above are appropriate. Therefore, the Parties determined and agreed on September 26, 2017, on the share exchange ratio in the Share Exchanges.

　 With respect to the grounds and reasons for tender offer price regarding tender offer by Resona Holdings for shares of common stock of the Bank (the “Tender Offer”), please refer to the “Announcement Concerning Commencement of Tender Offer for Shares of Common Stock of The Minato Bank, Ltd. (Stock Code: 8543)” issued by Resona Holdings as of September 26, 2017, and “Announcement Concerning Opinion on Tender Offer (Scheduled) with respect to Shares of Common Stock of the Bank” issued by Kansai Urban as of September 26, 2017. The tender offer price of one share of the Bank’s common stock in the Tender Offer for shares of common stock of the Bank will be at a similar level to the value of one share of the Bank’s common stock constituting the basis of the exchange ratio in the Share Exchanges.

b. Matters Concerning Calculation

b-1 Outline of Calculation

As described in “(3) Measures to Ensure Fairness of the Business Integration and to Avoid Conflicts of Interest” below, the Bank appointed Ernst & Young Transaction Advisory Services Co., Ltd. (“EYTAS”) as an independent third-party financial advisor for the analysis of the Share Exchange Ratios regarding common stock of the Bank and TMI Associates as the legal advisor in order to ensure the fairness to the Bank’s shareholders from a financial point of view and for deliberation purposes with respect to the transaction. After careful discussions and negotiations with Resona Holdings, with reference to the financial analysis report and the fairness opinion dated September 26, 2017 prepared by EYTAS and the legal advice provided by TMI Associates, the Bank concluded that it is appropriate to implement a Share Exchange based on the Share Exchange Ratios regarding common stock of the Bank indicated in “(1). Details of allotment of shares upon Share Exchange” above.

As part of its analysis of the Share Exchange Ratios regarding common stock of the Bank, EYTAS conducted a historical share price analysis, a comparable companies analysis, and a dividend discount model (“DDM”) analysis for the Bank’s shares. In addition, EYTAS conducted a comparable companies analysis and DDM of the Holding Company’s shares, which was analyzed based on the share price of Kinki Osaka’s common shares as the Holding Company will acquire Kinki Osaka’s shares as part of the business integration prior to the Share Exchange taking place. The result of each analysis of the Share Exchange Ratios by EYTAS is indicated below. The respective ranges for the Share Exchange Ratios regarding common stock of the Bank represent the number of common shares of the Holding Company to be allotted for one common share of the Bank.

Holding Company’s Analysis	The Bank’s Analysis	Range of Share Exchange Ratio
Comparable Companies Analysis	Historical Share Price Analysis	2.03～3.44
Comparable Companies Analysis	Comparable Companies Analysis	2.00～3.52
DDM Analysis	DDM Analysis	2.04～2.80

For the calculation of the share price per common share of the Bank, EYTAS applied a historical share price analysis, a comparable companies analysis, and a DDM analysis.

In the historical share price analysis, EYTAS used September 22, 2017 as the Reference Date, and used the closing price of the Bank’s shares listed on the First Section of the Tokyo Stock Exchange, as well as the average closing prices as of the transaction dates of 1 week, 1 month and 3 month periods immediately preceding such Reference Date.

For the comparable companies analysis, EYTAS conducted the calculations based on the simple average closing prices of the selected listed companies for the past 1 month.

In the DDM analysis, EYTAS used the financial forecast from FY2017 through FY2022, provided by the Bank, to conduct the calculation of the share value using the cost of capital to discount the future cash flows attributable to the shareholders to present value, after taking into account internal reserves and other factors necessary to maintain a certain capital structure.

For the calculation of the share price per common share of stock of the Holding Company, EYTAS conducted a comparable companies analysis and DDM analysis.

For the comparable companies analysis, EYTAS conducted the calculations based on the simple average closing prices of the selected companies for the past 1 month.

In the DDM analysis, EYTAS used the financial forecast from FY2017 through FY2022, provided by the Holding Company, to conduct the calculation of the share value using the cost of capital to discount the future cash flows attributable to the shareholders to present value, after taking into account internal reserves and other factors necessary to maintain a certain capital structure.

The financial forecast concerning the business plans of the Bank that EYTAS presupposed in applying the DDM analysis did not anticipate a significant increase or decrease in profit. However, the financial forecast concerning the business plans of the Holding Company that EYTAS presupposed applying the DDM analysis anticipated a significant decrease in profit in FY2017 due to non-recurring gains (from the disposal of fixed assets and reversals of credit related expenses) recorded in FY2016.

The share exchange ratio is calculated based on the result of each analysis described above.

In acquiring approximately 51% of the total number of issued shares of common stock (the “Subject Stock of the Holding Company”) of the Holding Company, which is expected to hold 100% of the total number of issued shares of common stock of Kinki Osaka, the Bank and Kansai Urban, through the Business Integration described above, Resona Holdings is examining the aggregate consideration (as defined below, and hereinafter “Aggregate Consideration”) in its entirety that will be paid or contributed by Resona Holdings through the Business Integration. In connection with such examination, Resona Holdings requested Merrill Lynch Japan Securities Co., Ltd. (“Merrill Lynch Japan Securities”), the financial advisor of Resona Holdings and Kinki Osaka, which is independent from Resona Holdings, Kinki Osaka, the Bank, Kansai Urban, SMFG and SMBC, to conduct an analysis of the Aggregate Consideration. Since Resona Holdings is examining the Business Integration in its entirety from the viewpoint of the Aggregate Consideration, it did not obtain any valuation reports or other similar documents concerning the exchange ratios in the Share Exchange from a third party appraiser, including Merrill Lynch Japan Securities, in determining the exchange ratios in the Share Exchanges.

The Aggregate Consideration to be paid or contributed by Resona Holdings in acquiring the Subject Stock of the Holding Company is the aggregate value of: (1) the price to be paid as consideration for the Tender Offer, (2) the price to be paid as consideration for the Tender Offer by Resona Holdings for shares of common stock of Kansai Urban (the “Tender Offer for Kansai Urban Stock”), (3) the price to be paid as consideration for 100% of the total issued and outstanding shares of the Preferred Stock (excluding the estimated amount of dividend for the Preferred Stock payable as of March 31, 2018 to be received by Resona Holdings), and (4) the value of 100% of the total issued and outstanding shares of common stock of Kinki Osaka (the same as “Kinki Osaka’s Stand-alone Basis 100% Equity Value” as defined below) less an amount equal to a loan from Resona Bank to the Holding Company.

In conducting the above analysis, Merrill Lynch Japan Securities reviewed various valuation methods and selected the comparable companies analysis and the dividend discount model analysis (the “DDM Analysis”), which is commonly used in valuation of financial institutions, as the main valuation methods. Using these methods, Merrill Lynch Japan Securities conducted a valuation of the following as detailed below under the preconditions described below and in Attachment (2) (p. 1 - p. 5 of Extraordinary General Meeting of Shareholders - Reference Documents for Extraordinary General Meeting of Shareholders <Appendix>) as well as certain other conditions: (a) 100% of the equity value of Kinki Osaka (“Kinki Osaka’s Stand-alone Basis 100% Equity Value”) based on stand-alone basis financial forecasts provided by Resona Holdings that do not include synergies through the Business Integration, (b) 100% of the equity value of the Bank based on its financial forecasts provided by Resona Holdings that includes synergies through the Business Integration (the “Bank’s Synergies-inclusive 100%

Equity Value”), (c) 100% of the equity value of Kansai Urban based on its financial forecasts provided by Resona Holdings that includes synergies through the Business Integration (“Kansai Urban’s Synergies-inclusive 100% Equity Value”), and (d) the value of other synergies (including synergies attributable to Resona Holdings that are expected to arise in Kinki Osaka through the implementation of the Business Integration) that are expected to be realized through the implementation of the Business Integration, which are not reflected in the above financial forecasts of the Bank and Kansai Urban provided by Resona Holdings (such other synergies, the “Other Synergies,” and the value of the Other Synergies, collectively the “Value of the Other Synergies”). Merrill Lynch Japan Securities submitted to Resona Holdings a stock valuation report (the “Stock Valuation Report”) concerning the analysis of such equity value and other value on September 26, 2017. In conducting such analysis, Merrill Lynch Japan Securities has assumed, at the direction of Resona Holdings, that: the number of shares to be tendered in the Tender Offer and the Tender Offer for Kansai Urban Stock, respectively, will exceed the maximum number of shares intended to be purchased and Resona Holdings will acquire the maximum number of shares of the common stock of each Target intended to be purchased; all of the Preferred Stock will be purchased by Resona Holdings as described above and exchanged with 95,612,310 shares of the common stock of the Holding Company through the Share Exchange; and otherwise the transactions scheduled under the Business Integration will be carried out as planned. In the aforementioned financial forecasts of Kansai Urban and Kinki Osaka that were used as a basis for the DDM Analysis by Merrill Lynch Japan Securities, a substantial increase in net income is anticipated during the fiscal year ending March 31, 2021 for Kansai Urban, and a substantial decrease in net income is anticipated during the fiscal year ending March 31, 2018 for Kinki Osaka. The anticipated increase in profit at Kansai Urban is mostly resulting from a reduction in costs related to the Business Integration, and the anticipated decrease in profit at Kinki Osaka is mostly resulting from one-time profits, including a reversal of a reserve for possible loan losses, gains on disposal of fixed assets and others, being recorded during the fiscal year ended March 31, 2017. On the other hand, neither a significant increase nor decrease in profit is projected in the aforementioned financial forecasts of the Bank. As of September 26, 2017, Resona Holdings obtained an opinion (a fairness opinion) from Merrill Lynch Japan Securities stating that the Aggregate Consideration is fair to Resona Holdings from a financial point of view under the preconditions described above and in Attachment (2) (p. 1 - p. 5 of Extraordinary General Meeting of Shareholders - Reference Documents for Extraordinary General Meeting of Shareholders <Appendix>) as well as certain other conditions. However, as described above, since Resona Holdings is examining the Business Integration in its entirety from the viewpoint of the Aggregate Consideration, it did not obtain an opinion (a fairness opinion) regarding the fairness of the Share Exchange Ratios.

The ranges of Kinki Osaka’s Stand-alone Basis 100% Equity Value, The Bank’s Synergies-inclusive 100% Equity Value, Kansai Urban’s Synergies-inclusive 100% Equity Value, and the Value of the Other Synergies analyzed based on the aforementioned methods are as below.

Kinki Osaka’s Stand-alone Basis 100% Equity Value
Comparable companies analysis	41.4 billion yen - 93.5 billion yen
DDM Analysis	113.0 billion yen - 157.5 billion yen

The Bank’s Synergies-inclusive 100% Equity Value (includes present value of synergies for both valuation methods)

Comparable companies analysis	70.6 billion yen - 102.6 billion yen
DDM Analysis	86.9 billion yen - 130.1 billion yen

Kansai Urban’s Synergies-inclusive 100% Equity Value (includes present value of synergies for both valuation methods)

Comparable companies analysis	123.8 billion yen - 208.4 billion yen
DDM Analysis	113.1 billion yen - 168.1 billion yen

Value of the Other Synergies:	31.8 billion yen - 35.8 billion yen

In the comparable companies analysis, the equity values of Kinki Osaka, the Bank and Kansai Urban were evaluated through a comparison with market share prices and financial indices indicating profitability, etc. of several listed companies engaging in relatively similar, albeit not completely identical, businesses to those of Kinki Osaka, the Bank and Kansai Urban, for the purpose of analysis.

In the DDM Analysis, the equity values, etc. of Kinki Osaka, the Bank and Kansai Urban were evaluated, in order to reflect the status of the future business activities in the evaluation, by discounting to the present value using capital cost, the future cash flows for the periods from the fiscal year ending March 31, 2019 onward that belong to shareholders, after taking into account necessary internal reserves, etc. to maintain a certain capital structure, or that are expected to be generated at Resona Holdings through the implementation of the Business Integration, based on the financial forecasts of Kinki Osaka, the Bank and Kansai Urban for the periods from the year ending March 31, 2018 onward (for the Bank and Kansai Urban, including synergies that are expected to be obtained through the implementation of the Business Integration) and forecasts of the Other Synergies that were determined to be reasonable by Resona Holdings and provided to Merrill Lynch Japan Securities, under the preconditions described in Attachment (2) (p. 1 - p. 5 of Extraordinary General Meeting of Shareholders - Reference Documents for Extraordinary General Meeting of Shareholders <Appendix>) and certain other conditions.

Resona Holdings examined the conditions of the Business Integration such as the tender offer prices in the Tender Offer and the Tender Offer for Kansai Urban Stock, the Share Exchange Ratios and the consideration for the acquisition by Resona Holdings of all of the Preferred Stock held by SMBC in their entirety by reference to the content and results of analysis of the Stock Valuation Report, and finally determined at its board of directors’ meeting held on September 26, 2017, as a result of discussions and negotiations with the Bank, Kansai Urban and SMFG after comprehensively considering various factors including the strategic rationale of the Business Integration and changes in market stock prices of the Bank and Kansai Urban, the number of shares of common stock of the Holding Company to be allocated per one share of the common stock of the Bank and Kansai Urban are to be 2.37 shares and 1.60 shares, respectively.

b-2 Relationship with Appraisers

Each of Merrill Lynch Japan Securities, EYTAS and PwC is not an affiliated party of Resona Holdings, Kinki Osaka, the Bank, Kansai Urban, SMFG or SMBC, and does not have any material relationships pertaining to the Share Exchange which need to be stated.

(3)       Measures to Ensure Fairness of the Business Integration and to Avoid Conflicts of Interest

Taking into account the facts that SMBC, a parent company of the Bank, agreed to tender all of the 18,483,435 shares of the Bank held by it (ownership percentage(*): 44.84%) to the Tender Offer, and that SMFG and SMBC are parties to the Business Integration Agreement, the Bank has taken the following measures in order to ensure fairness of the Business Integration (including the Share Exchanges), as well as the Tender Offer, and to avoid conflicts of interest.

(*)	Ownership percentage means the percentage (rounded to two decimal places) of shares owned by the relevant party in relation to the total number of shares that can be obtained by adding (i) the total number of issued and outstanding shares of common stock of the Bank as of August 4, 2017 (41,095,197 shares), as stated in the First Quarterly Report to (ii) the total number of shares of common stock of the Bank 178,600 to be issued through exercise of (a) 1,467 share options as of May 31, 2017, as stated in Minato’s 18th Business Period Annual Securities Report filed by the Bank on June 29, 2017 and (b) 319 share options issued as of July 21, 2017, and deducting therefrom (iii) the number of treasury stock among the common stock of the Bank held by the Bank as of June 30, 2017, as stated in the Financial Results for the First Quarter (57,282 shares) (i.e., 41,216,515 shares in total); hereinafter the same with respect to the ratio of shareholding.

a.	Procurement by the Bank of a Valuation Report on the Share Exchange Ratio from an Independent Third-Party Appraiser

As stated in “b-1 Outline of Calculation” of “b. Matters Concerning Calculation” under (2) “Grounds for the calculation for the Allotment related to the Share Exchanges” above,

in order to help ensure the fairness of the Share Exchange Ratio, the Bank appointed EYTAS as an independent third-party appraiser, and obtained from EYTAS a valuation report of the share exchange ratio that will be the basis of an agreement on the share exchange ratio at the Share Exchanges. The Bank negotiated and discussed with other parties by referring to the analysis and opinion of EYTAS, and resolved at its board of directors meeting held on September 26, 2017, that the Business Integration, including the Share Exchanges at the agreed share exchange ratio stated in “(1). Details of Allotment of Shares Upon Share Exchanges”, will be implemented.

The Bank has obtained from EYTAS an opinion as of September 26, 2017 regarding the appropriateness of the Share Exchange Ratios for the shareholders of common stock of the Bank, other than Resona Holdings, SMFG, SMBC, Kansai Urban and Kinki Osaka, from a financial perspective, based on the factors and assumptions stated in such opinion of EYTAS (a fairness opinion). For assumptions and disclaimers, etc. regarding the fairness opinion of EYTAS, see Attachment (3) (p. 6 - p. 8 of Extraordinary General Meeting of Shareholders - Reference Documents for Extraordinary General Meeting of Shareholders <Appendix>).

b.	Appointment by the Bank of Independent Financial Advisors

In addition to EYTAS, the independent third-party appraiser mentioned in a. above from which the Bank requested the calculation of the share exchange ratio, the Bank has appointed Nomura Securities Co., Ltd. (“Nomura”) as an independent financial advisor, in order to receive advice regarding consideration on the Business Integration and other support for the realization of the Business Integration. The Bank has not obtained a valuation report of the share exchange ratio or a fairness opinion from Nomura.

c.	Advice to the Bank from an Independent Law Firm

In order to ensure the fairness and appropriateness of the decision-making by the board of directors, the Bank has obtained from TMI Associates, as its legal advisor independent from other parties, legal advice in relation to the methods and procedures concerning the decision-making by the Bank and other procedures related to the Business Integration.

d.	Approval of All Disinterested Directors of the Bank and Non-dissenting Opinions of All Disinterested Corporate auditors

In light of the statements of the valuation report in respect of the share exchange ratio, fairness opinion obtained from EYTAS, and the legal advice received from TMI Associates, the Bank carefully examined various conditions regarding the Business Integration. As a result of such examination, the Bank determined that the Business Integration will help enhance the mid- to long-term corporate value of the Bank and thus, at the meeting of its board of directors held on September 26, 2017, the Bank resolved to execute the Business Integration Agreement. The aforementioned resolution of the board of directors was passed unanimously at the meeting where all eight (8) directors of the Bank, all of which are non-interested parties, attended. In addition, all five (5) corporate auditors, all of which are non-interested parties, attended the meeting of the board of directors and expressed their opinion that they had no objection to the aforementioned resolution.

e.	Measures to Ensure Acquisition Opportunities, etc. for Other Investors

The Bank has not entered into any agreement that may restrict the Bank from contacting competing potential tender offerors, including an agreement providing a transaction protection clause that may prohibit the Bank from contacting competing potential tender offerors. Accordingly, through securing opportunities for competing potential tender offerors to make acquisitions, the fairness of the Business Integration is considered to be assured.

B. Reasons why Shares of Common Stock of the Holding Company Were Chosen as Consideration for the Share Exchange

The Bank and the Holding Company chose shares of common stock of the Holding Company, which is to become a 100% parent company after the Share Exchange, as consideration for the Share Exchange.

The Bank chose shares of common stock of the Holding Company as Consideration for the Share Exchange, taking the following facts, along with others, into consideration:

(a) that the Holding Company is planned to become a selected company (by way of technical listing) on April 1, 2018, on the Tokyo Stock Exchange, and the liquidity as well as the convertibility to cash of the shares of common stock of the Holding Company will be ensured after the effectuation of the Share Exchange; and

(b) that in the event that the shareholders of the Bank receive shares of common stock of the Holding Company as consideration for the Share Exchange, it is possible for them to receive the benefits arising from the effects of the Business Integration.

C. Matters Concerning the Appropriateness of the Amount of the Capital and Reserves of the Holding Company

The amounts of the capital and the reserves of the Holding Company which will increase upon the Share Exchange with the Bank by the Holding Company are as follows:

Increase in capital: 0 yen

Increase in capital reserves: Amount separately determined by the Holding Company following the provisions in Paragraph 2, Article 39 of the Corporate Accounting Rules

Increase in the retained earnings reserves: 0 yen

Since the amounts of the capital and reserves were determined after a comprehensive examination of the capital/financial policies and other circumstances of the Holding Company, the Bank considers such amounts as appropriate.

IV. Reference Matters Regarding Consideration for Share Exchange

A.	Provisions of the Articles of Incorporation of the Holding Company

ARTICLES OF INCORPORATION

OF

KANSAI MIRAI FINANCIAL GROUP, INC.

CHAPTER I

GENERAL PROVISIONS

Article 1 (Trade Name)

The name of the Company shall be Kabushiki Kaisha Kansai Mirai Financial Group, and shall be expressed in English as Kansai Mirai Financial Group, Inc.

Article 2 (Purpose)

The purposes of the Company shall be to engage in the following businesses as a bank holding company:

(1)	Management of the bank holding company group to which the Company belongs and any business incidental or related thereto; and

(2)	Any businesses that a bank holding company is permitted to conduct under the Banking Act, in addition to the businesses set forth in the foregoing item.

Article 3 (Location of Head Office)

The head office of the Company shall be located in Osaka-shi.

Article 4 (Organizations)

The Company shall have the following organizations in addition to the General Meeting of Shareholders and Directors:

(1)	Board of Directors;

(2)	Audit and Supervisory Committee; and

(3)	Accounting Auditor.

Article 5 (Method of Public Notice)

The Company shall give its public notices electronically; provided, however, that if public notice cannot be given electronically due to an accident or other unavoidable circumstances, such notice shall be published in the Nihon Keizai Shimbun.

CHAPTER II

SHARES

Article 6 (Number of Total Issuable Shares)

The total number of shares authorized to be issued by the Company shall be 251,238,488 shares.

Article 7 (Restrictions on Transfer of Shares)

All of the shares issued by the Company shall be shares with restrictions on transfer, and the acquisition thereof by way of transfer shall be subject to the approval of the Board of Directors.

Article 8 (Number of Shares Constituting One Unit)

The number of shares constituting one unit of shares of the Company shall be one hundred (100) shares.

Article 9 (Rights Concerning Shares Constituting Less Than One Unit)

The Company’s shareholders may not exercise any rights other than the following rights concerning the shares constituting less than one unit they hold:

(1)	The rights provided for in each of the items of Article 189, Paragraph 2 of the Companies Act;

(2)	The right to make the demand provided for in Article 166, Paragraph 1 of the Companies Act;

(3)	The right to receive the allotment of the shares for subscription and share options for subscription in accordance with the number of shares they hold; and

(4)	The right to make the demand provided for in the following article.

Article 10 (Additional Purchase of Shares Constituting Less than One Unit)

The Company’s shareholders may, pursuant to the Share Handling Regulations, demand that the Company sell to them such a number of shares that would, together with the number of shares constituting less than one unit they hold, constitute one unit.

Article 11 (Shareholder Registry Administrator)

1.	The Company shall have a shareholder registry administrator.

2.	The shareholder registry administrator and its place of business shall be determined by a resolution of a meeting of the Board of Directors, and public notice thereof shall be given.

3.	The shareholder registry and share option registry of the Company shall be prepared by the shareholder registry administrator and shall be kept in its custody at the place of business thereof. Entries or records in the shareholder registry and share option registry, as well as other administration of shares shall also be handled by the shareholder registry administrator, and the Company shall not handle the same.

Article 12 (Share Handling Regulations)

The procedures for exercising the rights of the Company’s shareholders, the entries or records in the shareholder registry and share option registry, and other handlings of shares, as well as the fees therefor, shall be in accordance with the laws, regulations and these Article of Incorporation, as well as the Share Handling Regulations determined by the Board of Directors.

CHAPTER III

GENERAL MEETING OF SHAREHOLDERS

Article 13 (Convocation)

An Annual General Meeting of Shareholders shall be convened on each fiscal year within three (3) months from the day following the last day of such fiscal year, and an Extraordinary General Meeting of Shareholders shall be convened as necessary.

Article 14 (Record Date)

1.	The Company shall deem those shareholders entitled to vote and being entered or recorded in the final shareholder registry as of the last day of each fiscal year as the shareholders who are entitled to exercise their rights at the Annual General Meeting of Shareholders with respect to such fiscal year.

2.	Unless otherwise provided for in the preceding paragraph or other articles hereof, the record date may be determined by giving a public notice thereof in advance, as necessary.

Article 15 (Convenor and Chairperson)

Unless otherwise provided for in the laws and regulations, the Director who concurrently presides as the Executive President pursuant to a resolution of a meeting of the Board of Directors shall convene the General Meeting of Shareholders, and preside as the Chairperson thereof. If the Director who concurrently presides as the Executive President is unable to so act in the case where there is a vacancy in the office or an accident occurs, another Director shall convene the meeting and preside as the Chairperson thereof, in the order predetermined by a resolution of a meeting of the Board of Directors.

Article 16 (Internet Disclosure and Deemed Provision of Reference Documents for the General Meeting of Shareholders, etc.)

Upon convening a General Meeting of Shareholders, the Company may deem that it has provided to the shareholders the information concerning matters which should be stated or indicated in its reference documents for the General Meeting of Shareholders, business reports, financial statements and consolidated financial statements by disclosing the same in a method using the internet, in accordance with the Ordinance of the Ministry of Justice.

Article 17 (Method of Resolution)

1.	Unless otherwise provided for in the laws and regulations or in these Articles of Incorporation, a resolution of a General Meeting of Shareholders shall be made by a majority of the votes of the shareholders present at the meeting who are entitled to exercise their votes.

2.	The resolutions provided for in Article 309, Paragraph 2 of the Companies Act shall be made by a majority of two thirds or more of the votes of the shareholders present at the meeting at which at least one third of the votes of the shareholders entitled to exercise their votes at such meeting are present.

Article 18 (Proxy Voting)

1.	The shareholders may exercise their votes by a proxy who shall be another shareholder of the Company entitled to exercise his/her vote.

2.	For each General Meeting of Shareholders, the shareholders or the proxy specified in the preceding paragraph must submit to the Company a document evidencing the authority to act as proxy.

CHAPTER IV

DIRECTORS AND BOARD OF DIRECTORS

Article 19 (Number of Directors)

1.	The Company shall have no more than nine (9) Directors.

2.	Two (2) or more of the Directors specified in the preceding paragraph shall be Outside Directors (which shall mean Outside Directors as provided for in Article 2, Item 15 of the Companies Act; the same shall apply hereinafter).

Article 20 (Method of Election of Directors)

1.	A resolution for election of Directors shall be made by a majority of the votes of the shareholders present at a General Meeting of Shareholders at which at least one third of the votes of the shareholders who are entitled to exercise their votes are present.

2.	The election of Directors in accordance with the provisions of the preceding paragraph shall be conducted separately with respect to the Directors who are Audit and Supervisory Committee Members and other Directors.

3.	A resolution for election of Directors shall not be made by cumulative voting.

Article 21 (Term of Office for Directors)

1.	The term of office for Directors, excluding those who are Audit and Supervisory Committee Members, shall continue until the conclusion of the Annual General Meeting of Shareholders for the last fiscal year which ends within one (1) year from the time of their election.

2.	The term of office for Directors who are Audit and Supervisory Committee Members shall continue until the conclusion of the Annual General Meeting of Shareholders for the last fiscal year which ends within two (2) years from the time of their election.

3.	The term of office for Directors, excluding those who are Audit and Supervisory Committee Members, who are elected to fill a vacancy or to increase the number of members, shall continue until the expiration of the term of office for the other Directors, excluding those who are Audit and Supervisory Committee Members.

4.	The term of office for a Director who is an Audit and Supervisory Committee

Member, who is elected as a substitute, shall continue until the expiration of the term of office for the Director who was an Audit and Supervisory Committee Member who retired from office.

Article 22 (Representative Directors)

The Company shall appoint several Representative Directors by a resolution of a meeting of the Board of Directors.

Article 23 (Convenor and Chairperson of Meetings of the Board of Directors)

1.	The Board of Directors shall be constituted by Directors only.

2.	The Board of Directors shall make decisions for the execution of the Company’s businesses, and shall supervise the performance of the duties of Directors and Executive Officers.

3.	Unless otherwise provided for in the laws and regulations, a meeting of the Board of Directors shall be convened by the Director designated by the Board, and such Director shall preside as the Chairperson.

4.	If the Director designated in the preceding paragraph is unable to so act in the case where there is a vacancy in the office or an accident occurs, another Director shall convene the meeting of the Board of Directors and preside as the Chairperson thereof, in the order predetermined by a resolution of a meeting of the Board of Directors.

5.	Notwithstanding the provisions of the preceding two paragraphs, a meeting of the Board of Directors may be convened by a Director who is an Audit and Supervisory Committee Member, who is appointed by the Audit and Supervisory Committee.

Article 24 (Notice of Convocation for Meeting of the Board of Directors)

1.	A notice of convocation for a meeting of the Board of Directors shall be dispatched to each Director by no later than three (3) days prior to the meeting date; provided, however, that such notice period may be shortened in the case of an emergency.

2.	A meeting of the Board of Directors may be held without the above-mentioned convocation procedures if approved by all of the Directors.

Article 25 (Operations of the Board of Directors)

1.	Matters regarding the operations of the Board of Directors shall be in accordance with the Regulations of the Board of Directors determined at a meeting of the Board of Directors, in addition to the laws, regulations and these Articles of Incorporation.

2.	A resolution of a meeting of the Board of Directors shall be made by a majority of the Directors present at the meeting at which a majority of the Directors entitled to participate in the vote are present.

3.	In cases where Directors submit a proposal with respect to a matter which is the purpose of the resolution of the meeting of the Board of Directors, if all Directors who are entitled to participate in the vote agree to the matter which is the purpose of the resolution of the meeting of the Board of Directors, in writing or by means of electromagnetic records, it shall be deemed that a resolution to approve such matter at the meeting of the Board of Directors has been made.

Article 26 (Delegation of Businesses)

Pursuant to the provision of Article 399-13, Paragraph 6 of the Companies Act, the Company may delegate to Directors the authority to make decisions regarding the execution of important business matters (except for matters set forth in each item of Paragraph 5 of said Article) by way of a resolution of a meeting of the Board of Directors.

Article 27 (Remuneration, etc.)

1.	Directors’ remuneration, bonuses and other financial benefits that the Directors receive from the Company as consideration for the performance of their duties (collectively, “Remuneration, Etc.”) shall be determined by way of a resolution of a General Meeting of Shareholders.

2.	The determination of Remuneration, Etc., of Directors in accordance with the provision of the preceding paragraph shall be conducted separately with respect to the Directors who are Audit and Supervisory Committee Members and other Directors.

Article 28 (Exemption from Liability)

1.	The Company may exempt, by way of a resolution of a meeting of the Board of Directors, the Directors from the liability of Directors (including persons who were previously Directors) stipulated in Article 423, Paragraph 1 of the Companies Act, to the extent permitted by the laws and regulations.

2.	Pursuant to the provision of Article 427, Paragraph 1 of the Companies Act, the Company may enter into agreements with Directors (excluding persons who are Executive Directors, etc.) to the effect that the liability of such Directors provided for in Article 423, Paragraph 1 of the Companies Act shall be limited to the total of the amount set forth in each item of Article 425, Paragraph 1 of the Companies Act.

Article 29 (Executive Officers)

1.	The Company shall elect Executive Officers by a resolution of a meeting of the Board of Directors and the Representative Directors shall delegate part of his/her authority to the Executive Officers and cause such Executive Officers to execute the Company’s business.

2.	The Executive President shall be appointed among the Executive Officers by a resolution of a meeting of the Board of Directors. The Executive President shall execute resolutions of meetings of the Board of Directors and supervise the business of the Company. If the Executive President is unable to so act in the case where an accident occurs, another Executive Officer shall perform such duties on behalf of the Executive President in the order predetermined at a meeting of the Board of Directors.

CHAPTER V

AUDIT AND SUPERVISORY COMMITTEE MEMBERS AND THE AUDIT AND SUPERVISORY COMMITTEE

Article 30 (Number of Audit and Supervisory Committee Members)

1.	The Company shall have no more than four (4) Directors who are Audit and Supervisory Committee Members.

2.	The majority of the Directors who are Audit and Supervisory Committee Members specified in the preceding paragraph shall be Outside Directors.

Article 31 (Full-Time Audit and Supervisory Committee Members)

The Audit and Supervisory Committee may appoint full-time Audit and Supervisory Committee Members among the Audit and Supervisory Committee Members.

Article 32 (Convenor and Chairperson of Meetings of the Audit and Supervisory Committee)

1.	The Audit and Supervisory Committee Member who is designated in advance shall convene the meeting of the Audit and Supervisory Committee and shall preside as the chairperson thereof.

2.	Notwithstanding the preceding paragraph, each Audit and Supervisory Committee Member may convene a meeting of the Audit and Supervisory Committee, as necessary.

Article 33 (Notice of Convocation for Meetings of the Audit and Supervisory Committee)

1.	A notice of convocation for a meeting of the Audit and Supervisory Committee shall be dispatched to each Audit and Supervisory Committee Member by no later than three (3) days prior to the meeting date; provided, however, that such notice period may be shortened in the case of an emergency.

2.	A meeting of the Audit and Supervisory Committee may be held without the convocation procedures if approved by all of the Audit and Supervisory Committee Members.

Article 34 (Operations of the Audit and Supervisory Committee)

Matters regarding the Audit and Supervisory Committee shall be in accordance with the Regulations of the Audit and Supervisory Committee determined at a meeting of the Audit and Supervisory Committee, in addition to the laws, regulations and these Articles of Incorporation.

CHAPTER VI

ACCOUNTING AUDITOR

Article 35 (Method of Election)

Accounting Auditors shall be elected by a resolution of a General Meeting of Shareholders.

Article 36 (Term of Office)

1.	The term of office for Accounting Auditors shall continue until the conclusion of the Annual General Meeting of Shareholders for the last fiscal year which ends within one (1) year from the time of their election.

2.	Unless otherwise resolved at the Annual General Meeting of Shareholders specified in the preceding paragraph, Accounting Auditors shall be deemed to have been re-elected at such Annual General Meeting of Shareholders.

CHAPTER VII

ACCOUNTING

Article 37 (Fiscal Year)

The fiscal year of the Company shall commence on April 1 of each year and end on March 31 of the next year.

Article 38 (Decision-Making Body for Dividend of Surplus and Acquisition of Treasury Shares, etc.)

Unless otherwise provided for in the laws or regulations, the Company may determine, by way of a resolution of a meeting of the Board of Directors, the dividend of surplus, acquisition of treasury shares and other matters set forth in each item of Article 459, Paragraph 1 of the Companies Act.

Article 39 (Record Date for Dividends of Surplus)

1.	The record date for dividends of surplus of the Company shall be March 31 of each year and September 30 of each year (for the purpose of these Articles of Incorporation, dividends of surplus which are paid by setting September 30 of each year as the record date shall be referred to as “Interim Dividends”).

2.	In addition to those specified in the preceding paragraph, the Company may pay dividends of surplus by setting a record date.

Article 40 (Exclusion Period for Dividends)

If any dividend related to the dividends of surplus (including Interim Dividends) is not received even after five (5) years have elapsed from the commencement date of the payment thereof, the Company shall be relieved of the obligation to pay such dividend.

CHAPTER VIII

SUPPLEMENTARY PROVISIONS

Article 41 (Value of Property to Be Contributed at Incorporation, and Amounts of Stated Capital and Capital Reserves after Formation)

1.	The value of the property to be contributed at incorporation of the Company shall be JPY 500,001,985.

2.	The amount of stated capital after the formation of the Company shall be JPY 250,000,993, and the amount of capital reserves shall be JPY 250,000,992.

Article 42 (First Fiscal Year)

The first fiscal year of the Company shall commence on the date of formation of the Company and end on March 31, 2018.

Article 43 (Directors, etc., at Incorporation)

Directors, etc., at incorporation of the Company shall be as follows:

Director at incorporation:	Tetsuya Kan
Director at incorporation:	Toshiki Hara
Director at incorporation who is an Audit and Supervisory Committee Member at incorporation:	Kaoru Isono
Director at incorporation who is an Audit and Supervisory Committee Member at incorporation:	Hirotaka Ezoe (Outside Director)
Director at incorporation who is an Audit and Supervisory Committee Member at incorporation:	Shinsuke Murakami (Outside Director)
Representative Director at Incorporation:	Tetsuya Kan
Accounting Auditor at Incorporation:	Deloitte Touche Tohmatsu LLC

Article 44 (Name of Incorporator, etc.)

The name and address of the incorporator and the number of shares issued at incorporation that are to be allotted to such incorporator upon incorporation, and the amount of money to be paid in exchange for those shares are as follows:

Incorporator:	Resona Holdings, Inc.
Address:	1-5-65 Kiba, Koto-ku, Tokyo

Number of shares issued at incorporation that are to be allotted:	530,675 shares
Amount to be paid:	JPY 500,001,985

Article 45 (Governing Laws and Regulations)

Any and all matters not provided for in these Articles of Incorporation shall be in accordance with the Companies Act and other laws and regulations.

B.	Matters Regarding the Method of Converting Consideration for Share Exchange into Cash

1.	Trading Market for Consideration for Share Exchange

The shares of common stock of the Holding Company are unlisted shares which are currently not being traded on any financial instruments exchange market. However, such shares of common stock of the Holding Company are scheduled to be listed (by way of technical listing) on the First Section of the Tokyo Stock Exchange as of April 1, 2018, pursuant to Article 208 of the Securities Listing Regulations stipulated by the Tokyo Stock Exchange.

2.	Person/Entity Acting as Intermediator, Agent or Proxy for the Trade of Consideration for Share Exchange

The shares of common stock of the Holding Company, as stated in Item 1. above, are unlisted shares which are currently not being traded on any financial instruments exchange market. However, such shares of common stock of the Holding Company are scheduled to be listed (by way of technical listing) on the First Section of the Tokyo Stock Exchange as of April 1, 2018, and after such listing, such shares may be traded in securities firms throughout Japan.

3.	Details of Restriction on the Transfer and Other Disposal of Consideration for Share Exchange

It is set forth in the Articles of Incorporation of the Holding Company that the acquisition of the shares of common stock of the Holding Company by way of transfer is subject to the approval of the board of directors of the Holding Company. However, the Holding Company is scheduled to be listed (by way of technical listing) on the First Section of the Tokyo Stock Exchange as of April 1, 2018, and, accordingly, the Holding Company plans to amend the Articles of Incorporation and to repeal the above-mentioned restriction on the transfer of shares in advance. Therefore, after the effective date of the Share Exchange, there will be no restriction on the transfer and other disposal of the consideration for the Share Exchange.

C. Matters Regarding the Market Price of Consideration for Share Exchange

The shares of common stock of the Holding Company are unlisted shares which are currently not being traded on any financial instruments exchange market. Therefore, the record thereof is omitted.

The shares of common stock of the Holding Company are scheduled to be to be listed (by way of technical listing) on the First Section of the Tokyo Stock Exchange as of April 1, 2018, and the market price thereof will be set on or after such date. After such listing, the market price of the consideration for the Share Exchange and the fluctuations in such price will be indicated by the stock price information and charts, etc. to be disclosed on the website of the Tokyo Stock Exchange (http://www.jpx.co.jp/)

D. Balance Sheets of the Holding Company Pertaining to the Past Five (5) Years

Since the Holding Company is established as of November 14, 2017, the balance sheets pertaining to each fiscal year ending within the past five (5) years do not exist. Therefore, the records thereof are omitted.

V.	Matters related to the Appropriateness of the Provisions for the Share Options pertaining to the Share Exchange

Upon the Share Exchange, the Holding Company shall deliver to holders of each share option of the Bank, respectively, listed in rows (i) through (vi) of Column 1 of the table below, who are stated or recorded in the Bank’s share option registry as of the time immediately preceding the time the Share Exchange takes effect (the “Base Time”), in lieu of each share option of the Bank held thereby, each share option of the Holding Company listed in Column 2 whose number is the same as the total number of such share options as those held by holders of each share option of the Bank, who are stated or recorded in the Bank’s share option registry as of the Base Time.

The Bank considers that the treatment specified above is appropriate in terms of equally protecting the interest of the shareholders of the Bank and the holders of the share options because such treatment constitutes delivery of share options of the Holding Company that are substantially the same in content and number to the holders of the share options.

	Column 1		Column 2
	Name	Outline	Name	Outline
(i)	Series 1 Share Options of The Minato Bank, Ltd.	As specified in Attachment 1 of the Share Exchange Agreement	Series 1 Share Options of Kansai Mirai Financial Group, Inc.	As specified in Attachment 2 of the Share Exchange Agreement
(ii)	Series 2 Share Options of The Minato Bank, Ltd.	As specified in Attachment 3	Series 2 Share Options of Kansai Mirai Financial Group, Inc.	As specified in Attachment 4
(iii)	Series 3 Share Options of The Minato Bank, Ltd.	As specified in Attachment 5	Series 3 Share Options of Kansai Mirai Financial Group, Inc.	As specified in Attachment 6
(iv)	Series 4 Share Options of The Minato Bank, Ltd.	As specified in Attachment 7	Series 4 Share Options of Kansai Mirai Financial Group, Inc.	As specified in Attachment 8
(v)	Series 5 Share Options of The Minato Bank, Ltd.	As specified in Attachment 9	Series 5 Share Options of Kansai Mirai Financial Group, Inc.	As specified in Attachment 10

(vi) Series 6 Share Options of The Minato Bank, Ltd.	As specified in Attachment 11	Series 6 Share Options of Kansai Mirai Financial Group, Inc.	As specified in Attachment 12

(Note)	The Attachments specified in each Outline indicate the attachments to [Attachment (1)] – [Share Exchange Agreement (Copy)], which are specified in p. 10 - p. 99 of [Extraordinary General Meeting of Shareholders - Reference Documents for Extraordinary General Meeting of Shareholders <Appendix>].

VI.	Matters related to Financial Statements, etc.

A.	Balance sheet as of the day of formation of the Holding Company

The balance sheet as of the day of formation of the Holding Company shall be as specified in Attachment (4) (p. 9 of Extraordinary General Meeting of Shareholders - Reference Documents for Extraordinary General Meeting of Shareholders <Appendix>).

B.	Content of the events having a material impact on the status of company property occurring at the Holding Company and the Bank after the last day of the most recent business year

1.	The Holding Company

a.	Contribution and borrowing as well as Kinki Osaka Share Transfer

As the payment for the Kinki Osaka Share Transfer, the Holding Company is scheduled to reach an agreement under which the Holding Company receives contributions from Resona Holdings under the terms specified in (3) below; borrows from Resona Bank, Limited. (“Resona Bank”) under the terms specified in (3) below; and acquires all of the shares of Kinki Osaka held by Resona Holdings under the terms specified in (1) and (2) below.

(1). Number of Kinki Osaka Shares to be Transferred

1,827,196,574 shares

(2). Transfer Price of Kinki Osaka Shares

86,079,226,690 yen (47.11 yen per share)

(3). Amount Financed by Capital or Debt of the Holding Company and Terms of Financing

(a)       Amount Financed by Capital

(i)	Number of Shares for Subscription

62,278,950 shares

(ii)	Amount to be Paid In

942.2 yen per share

* Taking into account the stock price level of the Holding Company on and after the Closing Date and the standard for an investment unit required by the stock exchange, the amount to be paid in is set to be equivalent to 20 times the price per share of Kinki Osaka.

(iii)	Total Amount to be Paid In

58,679,226,690 yen

(iv)	Stated Capital and Capital Reserves to be Increased

Stated capital: 29,339,613,345 yen (471.1 yen per share)

Capital reserves: 29,339,613,345 yen (471.1 yen per share)

* The Holding Company will conduct a decrease in the amount of capital reserves, and the amount of capital reserves after such decrease shall be 0 yen.

(b)       Amount Financed by Debt and Terms of Financing

(i)	Lender

Resona Bank

(ii) Amount to be Financed

27,400,000,000 yen

(iii) Other Terms

The same as those of an arm's length transaction of the same kind.

b.	Share Exchange with Kansai Urban

The Holding Company has determined to execute a Share Exchange Agreement as of November 14, 2017 and to effect a share exchange, with April 1, 2018 being the effective date thereof, under which the Holding Company is designated as a wholly owning parent company in share exchange and Kansai Urban is designated as a wholly owned subsidiary company in share exchange. Under such Share Exchange Agreement, the exchange ratio for the share exchange of common stock between the Holding Company and Kansai Urban shall be 1:1.60, and the exchange ratio for the share exchange of the Preferred Stock between the Holding Company and Kansai Urban shall be 1:1.30975768.

2.	The Bank

Not Applicable.

[Attachment (1)]

Share Exchange Agreement (Copy)

This Share Exchange Agreement (this “Agreement”) is made and entered into by and among Kansai Urban Banking Corporation (Address: 1-2-4, Nishi-Shinsaibashi, Chuo-ku, Osaka-shi, Osaka; hereinafter, “Kansai Urban”), The Minato Bank, Ltd. (Address: 2-1-1, Sannomiya-cho, Chuo-ku, Kobe-shi, Hyogo; hereinafter, “Minato”) and Kansai Mirai Financial Group, Inc. (Address: 2-2-1, Bingo-machi, Chuo-ku, Osaka-shi, Osaka; hereinafter, “Kansai Mirai”) (the three (3) companies, collectively, the “Parties” and individually, a “Party”), as follows:

Article 1. Share Exchange

1.	Kansai Urban shall effect a share exchange under which Kansai Mirai is designated as a wholly owning parent company in share exchange and Kansai Urban is designated as a wholly owned subsidiary company in share exchange (the “Share Exchange between Kansai Urban and Kansai Mirai”) and Kansai Mirai shall acquire all of Kansai Urban’s issued shares through the Share Exchange between Kansai Urban and Kansai Mirai.

2.	Minato shall effect a share exchange under which Kansai Mirai is designated as a wholly owning parent company in share exchange and Minato is designated as a wholly owned subsidiary company in share exchange (the “Share Exchange between Minato and Kansai Mirai”; together with the Share Exchange between Kansai Urban and Kansai Mirai, collectively referred to as the “Share Exchange”) and Kansai Mirai shall acquire all of Minato’s issued shares through the Share Exchange between Minato and Kansai Mirai.

Article 2. Shares to be Delivered upon Share Exchange and Allotment Thereof

1.	Upon the Share Exchange between Kansai Urban and Kansai Mirai, Kansai Mirai shall (i) deliver to the shareholders of the shares of common stock of Kansai Urban (such shareholders to exclude Kansai Mirai; hereinafter the same shall apply), in lieu of the shares of common stock of Kansai Urban held thereby, the number of the shares of common stock of Kansai Mirai obtained by multiplying the total number of the shares of common stock of Kansai Urban held by the shareholders of the shares of common stock of Kansai Urban, who are stated or recorded in Kansai Urban’s shareholder registry as of the time immediately preceding the time the Share Exchange takes effect (the “Base Time”), by 1.60 (any fraction less than one share resulting therefrom shall be rounded off); and (ii) deliver to the shareholders of Class 1 preferred stock of Kansai Urban (such shareholders to exclude

Kansai Mirai; hereinafter the same shall apply), in lieu of Class 1 preferred stock of Kansai Urban held thereby, the number of shares of common stock of Kansai Mirai obtained by multiplying the total number of Class 1 preferred stock of Kansai Urban held by shareholders of Class 1 preferred stock of Kansai Urban, who are stated or recorded in Kansai Urban’s shareholder registry as of the Base Time, by 1.30975768 (any fraction less than one share resulting therefrom shall be rounded off).

2.	Upon the Share Exchange between Minato and Kansai Mirai, Kansai Mirai shall deliver to the shareholders of the shares of common stock of Minato (such shareholders to exclude Kansai Mirai; hereinafter the same shall apply), in lieu of the shares of common stock of Minato held thereby, the number of shares of common stock of Kansai Mirai obtained by multiplying the total number of shares of common stock of Minato held by shareholders of Minato, who are stated or recorded in Minato’s shareholder registry as of the Base Time, by 2.37 (any fraction less than one share resulting therefrom shall be rounded off).

3.	Upon the Share Exchange between Kansai Urban and Kansai Mirai, Kansai Mirai shall (i) allot to the shareholders of the shares of common stock of Kansai Urban, who are stated or recorded in Kansai Urban’s shareholder registry as of the Base Time, the shares of Kansai Mirai specified in Paragraph 1 at the ratio of 1.60 shares of common stock of Kansai Mirai per one (1) share of common stock of Kansai Urban held thereby; and (ii) allot to the shareholders of Class 1 preferred stock of Kansai Urban, who are stated or recorded in Kansai Urban’s shareholder registry as of the Base Time, the shares of Kansai Mirai specified in Paragraph 1 at the ratio of 1.30975768 shares of common stock of Kansai Mirai per one (1) Class 1 preferred stock of Kansai Urban held thereby.

4.	Upon the Share Exchange between Minato and Kansai Mirai, Kansai Mirai shall allot to the shareholders of the shares of common stock of Minato, who are stated or recorded in Minato’s shareholder registry as of the Base Time, the shares of Kansai Mirai specified in Paragraph 2 at the ratio of 2.37 shares of common stock of Kansai Mirai per one (1) share of common stock of Minato held thereby.

5.	If the number of the shares of common stock of Kansai Mirai to be allotted to Kansai Urban’s shareholders or Minato’s shareholders pursuant to the preceding two paragraphs includes any fraction less than one share, Kansai Mirai shall treat such fraction in a manner pursuant to the provisions of Article 234 of the Companies Act.

Article 3. Handling of Share Options

1.	Upon the Share Exchange between Minato and Kansai Mirai, Kansai Mirai shall deliver to holders of each share option of Minato, respectively, listed in rows (i) through (vi) of Column 1 of the table below, who are stated or recorded in Minato’s share option registry as of the Base Time, in lieu of each share option of Minato held thereby, each share option of Kansai Mirai listed in Column 2 whose number is the same as the total number of such share options as those held by holders of each share option of Minato, who are stated or recorded in Minato’s share option registry as of the Base Time.

	Column 1		Column 2
	Name	Outline	Name	Outline
(i)	Series 1 Share Options of The Minato Bank, Ltd.	As specified in Attachment 1	Series 1 Share Options of Kansai Mirai Financial Group, Inc.	As specified in Attachment 2
(ii)	Series 2 Share Options of The Minato Bank, Ltd.	As specified in Attachment 3	Series 2 Share Options of Kansai Mirai Financial Group, Inc.	As specified in Attachment 4
(iii)	Series 3 Share Options of The Minato Bank, Ltd.	As specified in Attachment 5	Series 3 Share Options of Kansai Mirai Financial Group, Inc.	As specified in Attachment 6
(iv)	Series 4 Share Options of The Minato Bank, Ltd.	As specified in Attachment 7	Series 4 Share Options of Kansai Mirai Financial Group, Inc.	As specified in Attachment 8
(v)	Series 5 Share Options of The Minato Bank, Ltd.	As specified in Attachment 9	Series 5 Share Options of Kansai Mirai Financial Group, Inc.	As specified in Attachment 10
(vi)	Series 6 Share Options of The Minato Bank, Ltd.	As specified in Attachment 11	Series 6 Share Options of Kansai Mirai Financial Group, Inc.	As specified in Attachment 12

2.	Upon the Share Exchange between Minato and Kansai Mirai, Kansai Mirai shall, respectively, allot to holders of each share option of Minato listed in rows (i) through (vi) of Column 1 of the table specified in the preceding paragraph, who are stated or recorded in Minato’s share option registry as of the Base Time, each share option of Kansai Mirai listed in rows (i) through (vi) of Column 2 of the table specified in the preceding paragraph at the ratio of one (1) share option of Kansai Mirai listed in Column 2 per one (1) share option of Minato held thereby.

3.	Kansai Urban shall, by no later than the day immediately preceding the day on which the Share Exchange becomes effective (the “Effective Date”), acquire without consideration all of the share options that it has issued and shall cancel the same.

Article 4. Amounts of Stated Capital and Capital Reserves That are to Be Increased Through Share Exchange

1.	The amounts of Kansai Mirai’s stated capital and capital reserves that are to be increased through the Share Exchange between Kansai Urban and Kansai Mirai shall be as follows:

(1)	Amount of stated capital:

0 yen

(2)	Amount of capital reserves:

Amount separately determined by Kansai Mirai pursuant to the provisions of Article 39, Paragraph 2 of the Rules of Corporate Accounting

(3)	Amount of retained earnings reserves:

0 yen

2.	The amounts of Kansai Mirai’s stated capital and capital reserves that are to be increased through the Share Exchange between Minato and Kansai Mirai shall be as follows:

(1)	Amount of stated capital:

0 yen

(2)	Amount of capital reserves:

Amount separately determined by Kansai Mirai pursuant to the provisions of Article 39, Paragraph 2 of the Rules of Corporate Accounting

(3)	Amount of retained earnings reserves:

0 yen

Article 5. Effective Date of Share Exchange

1.	The Effective Date shall be April 1, 2018. Such day may, however, be changed through agreement among the Parties if necessary due to the procedural reasons of the Share Exchange or otherwise.

2.	The Share Exchange between Kansai Urban and Kansai Mirai as well as the Share Exchange between Minato and Kansai Mirai shall become effective subject to the condition precedent that, as of the Base Time, all the requirements necessary for the other Parties’ share exchange to become effective (excluding the condition precedent set forth in this paragraph) have been satisfied as between the relevant Parties.

Article 6. General Meeting of Shareholders for Approval of Share Exchange Agreement

1.	Kansai Urban and Minato shall each, respectively, convene an extraordinary general meeting of shareholders on December 26, 2017 or on the day otherwise agreed by the Parties (respectively, the “Extraordinary General Meeting of Shareholders”) and shall seek resolution for approval of this Agreement and other matters necessary for the Share Exchange; provided, however, that such convocation day may be changed, as necessary, upon agreement of the Parties.

2.	On December 26, 2017 or on the day otherwise agreed by the Parties, Kansai Mirai shall seek resolution for approval of this Agreement and other matters necessary for the Share Exchange at Kansai Mirai’s extraordinary general meeting of shareholders (including written resolution).

Article 7. Management of Property of Company

During the period from the execution date of this Agreement until the Effective Date, Kansai Urban, Minato and Kansai Mirai shall each, respectively, execute its own operations and conduct the management and administration of its own property with the due care of a prudent manager. As for any act that may cause material effect on its respective property, rights or obligations other than the acts contemplated under a business integration between The Kinki Osaka Bank, Ltd. (“Kinki Osaka”), Kansai Urban and Minato (the “Business Integration”) as publicized in the “Notice concerning a Business Integration between The Minato Bank, Ltd., Kansai Urban Banking Corporation and The Kinki Osaka Bank, Ltd.” dated September 26, 2017, such act shall be conducted upon prior consultation and agreement among the Parties.

Article 8. Restrictions on Distribution of Surplus and Acquisition of Treasury Shares

1.	With the record date being March 31, 2018, Kansai Urban shall distribute a surplus in the form of cash up to a total amount of 4,800,000,000 yen (i.e., a total amount of 2,940,000,000 yen for shares of common stock and a total amount of 1,860,000,000 yen for shares of Class 1 preferred stock), and Kansai Mirai shall exercise its voting rights as necessary.

2.	With the record date being March 31, 2018, Minato shall distribute a surplus in the form of cash up to a total amount of 2,052,000,000 yen, and Kansai Mirai shall exercise its voting rights as necessary.

3.	Except for those set forth in the preceding two paragraphs, Kansai Urban, Minato and Kansai Mirai shall not distribute a surplus whose record date is set on any day falling within the period from the execution date of this Agreement until the Effective Date, and also, shall not acquire treasury shares whose acquisition day is set on any day falling within the period from the execution of this Agreement until the Effective Date (excluding any acquisition of treasury shares in accordance with any demand for purchase of shares constituting less than one unit as provided for in Article 192, Paragraph 1 of the Companies Act and any acquisition of treasury shares in accordance with any demand for purchase of shares of dissenting shareholders to be exercised upon the Share Exchange as provided for in Article 785, Paragraph 1 of the Companies Act).

Article 9. Treatment of Treasury Shares

Kansai Urban and Minato shall each, pursuant to resolution of its respective meeting of the board of directors to be held by the day immediately preceding the Effective Date, cancel all of the treasury shares that each Party holds (including treasury shares acquired in response to dissenting shareholders’ share purchase demands exercised upon the Share Exchange as provided for in Article 785, Paragraph 1 of the Companies Act) at the time immediately preceding the point in time when Kansai Mirai acquires all of the issued shares of Kansai Urban and Minato through the Share Exchange.

Article 10. Amendment to Articles of Incorporation

1.	Kansai Urban and Minato shall each, at its Extraordinary General Meeting of Shareholders, respectively, seek resolution on amendment to its respective articles of incorporation to the effect that any provisions specified therein concerning a record date for an annual general meeting of shareholders shall be deleted as of March 30, 2018 on the condition that this Agreement has not ceased to be effective.

2.	Kansai Mirai shall, by no later than the day immediately preceding the day on which the Extraordinary General Meeting of Shareholders is held, resolve at Kansai Mirai’s extraordinary general meeting of shareholders (including written resolution) on amendment to its articles of incorporation to the effect that any provisions specified therein concerning restriction on transfer of shares of common stock of Kansai Mirai shall be deleted.

Article 11. Grant of Voting Rights to Kansai Urban’s and Minato’s Shareholders

Kansai Mirai shall, by no later than the Effective Date, make a board of directors’ resolution to the effect that voting rights to be exercised at Kansai Mirai’s annual meeting of shareholders to be held in June 2018 are granted to Kansai Urban’s and Minato’s shareholders to whom shares of common stock of Kansai Mirai are delivered and allotted upon the Share Exchange on the condition that the amendment to the articles of incorporation specified in Article 10 becomes effective in accordance with Article 124, Paragraph 4 of the Companies Act and that the Share Exchange becomes effective.

Article 12. Matters for Confirmation, Etc.

1.	Kansai Urban, Minato and Kansai Mirai confirm that, under the Business Integration Agreement dated September 26, 2017 (the “Business Integration Agreement”) executed among Resona Holdings, Inc. (“Resona HD”), Sumitomo Mitsui Financial Group, Inc. (“SMFG”), Sumitomo Mitsui Banking Corporation (“SMBC”), Kinki Osaka, Kansai Urban and Minato, the parties to the Business Integration Agreement have respectively made representations and warranties specified in Attachment 13 (p. 100 - p. 108 of Extraordinary General Meeting of Shareholders - Reference Documents for Extraordinary General Meeting of Shareholders <Appendix>) (the “Representations and Warranties”), and further, Kansai Mirai represents and warrants to Kansai Urban and Minato that the matters specified in Attachment 14 (p. 109 - p. 110 of Extraordinary General Meeting of Shareholders - Reference Documents for Extraordinary General Meeting of Shareholders <Appendix>) are true and accurate in material respects during the period from the execution date of this Agreement to the day immediately preceding the Effective Date (“Kansai Mirai’s Representations and Warranties”).

2.	Kansai Urban and Minato confirm that, in the event that any damage, loss or expense (including reasonable attorneys’ fees; collectively, “Damage, Etc.”) is incurred by any of the other parties to the Business Integration Agreement arising out of or in connection with any of the Representations and Warranties being false or inaccurate under the Business Integration Agreement, Kansai Urban and Minato are each, respectively, obliged to provide compensation for such Damage, Etc. Further, in cases where any Damage, Etc. is incurred by any of the other parties to the Business Integration Agreement arising out of or in connection with any of Kansai Mirai’s Representations and Warranties being false or inaccurate, Kansai Mirai shall be obliged to provide compensation for such Damage, Etc.

Article 13. Change to Terms for Share Exchange and Termination of This Agreement

During the period from the execution date of this Agreement to the Effective Date, if a situation arises that is reasonably determined to pose a risk of having a materially adverse effect on the financial conditions, operating results, cash flow, business or rights and obligations of Kansai Urban, Minato, Kansai Mirai or Kinki Osaka, and if a situation arises or is identified that will have a material adverse effect on the implementation of the Share Exchange or the terms for the Share Exchange or that otherwise will make the achievement of the objectives of this Agreement difficult, Kansai Urban, Minato or Kansai Mirai may terminate this Agreement upon consultation among the Parties or may change the terms for the Share Exchange upon agreement among the Parties, Resona HD, SMFG and SMBC.

Article 14. Effect of This Agreement

This Agreement ceases to be effective in cases where: this Agreement is terminated in accordance with the preceding Article; approval for this Agreement fails to be obtained at any of the Extraordinary General Meetings of Shareholders of Kansai Urban, Minato or Kansai Mirai by the day immediately preceding the Effective Date; approval for proposals submitted to the Extraordinary General Meetings of Shareholders of Kansai Urban and Minato, in whole or in part, fails to be obtained by the day immediately preceding the Effective Date; transfer of all of Kinki Osaka’s shares held by Resona HD from Resona HD to Kansai Mirai is not completed by the day immediately preceding the Effective Date; or approval, etc. from relevant government agencies required under domestic and foreign laws and regulations pertaining to the Share Exchange (including, without limitation, effectuation of notices to relevant government agencies) fails to be obtained by the day immediately preceding the Effective Date.

Article 15. Matters for Consultation

Any matters not set forth in this Agreement and other matters necessary for the Share Exchange shall be determined upon consultation and agreement among the Parties.

IN WITNESS WHEREOF, this Agreement is prepared in triplicate, with the Parties affixing their names and seals hereunto, and retaining one (1) copy each.

November 14, 2017

Kansai Urban:	Kansai Urban Banking Corporation 1-2-4, Nishi-Shinsaibashi, Chuo-ku, Osaka-shi, Osaka Kazumasa Hashimoto, Representative Director and President (Seal)
Minato:	The Minato Bank, Ltd. 2-1-1, Sannomiyacho, Chuo-ku, Kobe-shi, Hyogo Hiroaki Hattori, Representative Director and President (Seal)
Kansai Mirai:	Kansai Mirai Financial Group, Inc. 2-1, Bingomachi 2 chome, Chuo-ku, Osaka-shi, Osaka Tetsuya Kan, Representative Director and Executive President (Seal)

Proposal 2	Partial Amendment to the Articles of Incorporation

1.	Reasons for Amendment

If “Proposal 1: Approval for Share Exchange Agreement with Kansai Mirai Financial Group, Inc.” is approved, the Holding Company will be the sole shareholder of the Bank, and accordingly the provision in the Articles of Incorporation relating to the record date for annual general meetings of shareholders will no longer be necessary.

In association therewith, the record date system for annual general meetings of shareholders shall be abolished; Article 13 of the current Articles of Incorporation shall be deleted; and also, Article 14 through Article 51 of the current Articles of Incorporation shall be revised to Article 13 through Article 50, respectively.

The amendment to the Articles of Incorporation shall become effective on March 30, 2018 on the condition that “Proposal 1: Approval for Share Exchange Agreement with Kansai Mirai Financial Group, Inc.” is approved and that the Share Exchange Agreement does not cease to be effective by the day immediately preceding March 31, 2018.

2.	Details of Amendment

The details of amendment are as follows:

(Sections subject to amendment are underlined.)

Current Articles of Incorporation	Proposed Amendment

Article 13 (Record Date)

1.   The Bank shall deem those shareholders entitled to vote and being entered or recorded in the final shareholder registry as of the last day of each fiscal year as the shareholders who are entitled to exercise their rights at the Annual General Meeting of Shareholders with respect to such fiscal year.

2.   Unless otherwise provided for in the preceding paragraph or other articles hereof, the record date may be determined by giving a public notice thereof in advance, as necessary.

(Intentionally Deleted)

Article 14. ~ Article 51.	(Omitted)	Article 13. ~ Article 50.	(Omitted)

(Reference)

As for a dividend of surplus (year-end dividends) of the fiscal year ending in March 2018 (commencing on April 1, 2017 and ending on March 31, 2018), the Bank shall, pursuant to Article 49 of the current Articles of Incorporation (i.e. Article 48 after amendment thereof), schedule the payment of the same to the shareholders or registered pledgees entered or recorded in the final shareholder registry as of March 31, 2018.

End

Venue of Extraordinary General Meeting of Shareholders

Venue:	Meeting Room on the 9th Floor of the Head Office of The Minato Bank, Ltd. located at 2-1-1, Sannomiya-cho, Chuo-ku, Kobe-shi, Hyogo, Japan Tel: 078 (331) 8141 (Main)

Access Map for the Venue

• Please note that souvenirs for shareholders attending the Meeting will not be offered. Thank you for your understanding.